Exhibit 5.1

                         OPINION AND CONSENT OF COUNSEL


                                  CATHY SIGALAS
                          GENERAL COUNSEL AND SECRETARY

                               World Airways, Inc.
                        13873 Park Center Road, Suite 490
                                Herndon, VA 20171
                                 (703) 834-9200
                                November 12, 1999

Board of Directors
World Airways, Inc.
13873 Park Center Road, Suite 490
Herndon, VA  20171

         Re: WORLD AIRWAYS, INC. REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

         As General Counsel to World Airways, Inc. (the "Company"), I have acted as counsel for the Company in connection with its registration statement on Form S-8 (the "Registration Statement"), as filed with the Securities and Exchange Commission, covering an additional 1,500,000 shares of the Company's Common Stock (the "Shares") reserved for issuance under the World Airways, Inc. 1995 Stock Option Plan, as amended (the "Plan"). In connection with the Registration Statement, you have requested my opinion concerning certain corporate matters.

         In rendering this opinion, I have relied upon my examination of the records of the Company and such certificates of its officers and of public officials as I have deemed necessary.

         Based on the foregoing, I am of the opinion that:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

         2. The Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid, and nonassessable.

         I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                          Sincerely yours,



                                          Cathy Sigalas
                                          Member of the Virginia Bar